As filed with the Securities and Exchange Commission on April 7, 2008
Registration Statement No. 333-_____________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
M&T BANK CORPORATION
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	16-0968385 (I.R.S. Employer Identification No.)
One M&T Plaza
Buffalo , New York 14203
(Address of Principal Executive Offices, including zip code)
M&T BANK CORPORATION
2008 DIRECTORS’ STOCK PLAN
(Full title of the plan)
Mark W. Yonkman, Esq.
Senior Vice President and General Counsel
M&T Bank Corporation
One M&T Plaza
Buffalo, New York 14203
(716) 842-5169
(Name and address, including zip code, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered (1)	Share (2)	Price (2)	Registration Fee

Common Stock, $.50 par value	100,000	$81.3628	$8,136,280	$319.76
(1) This Registration Statement also covers an indeterminate number of additional shares which may be offered and issued under the employee benefit plan named above to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h)(1); calculated based on the average of the high and low prices for M&T’s Common Stock on March 31, 2008, as reported on the New York Stock Exchange.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information specified in Part I of Form S-8 (Items 1 and 2) are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement, but will be sent or given to plan participants as specified by Rule 428 promulgated under the Securities Act of 1933, as amended.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.
     The following documents are incorporated by reference into this Registration Statement:
     (a) M&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on February 21, 2008;
     (b) All other reports filed by M&T pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above, including M&T’s Current Reports on Form 8-K filed with the Commission on January 23, 2008 and February 1, 2008; and
     (c) The description of M&T’s Common Stock contained in the Registration Statement on Form 8-A, filed by M&T on May 20, 1998, under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.
     In addition, all documents subsequently filed by M&T pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the date of the filing of such documents.
     Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Item 4.  Description of Securities.
     Not applicable.

Item 5.  Interests of Named Experts and Counsel.
     Mark W. Yonkman, Esq., Senior Vice President and General Counsel of M&T, has delivered a legal opinion to the effect that the issuance and sale of the M&T Common Stock offered hereby was duly authorized by M&T and that such M&T Common Stock will be validly issued, fully paid and nonassessable when issued pursuant to the Plan. As of April 1, 2008, Mr. Yonkman held options granted under the M&T Bank Corporation 2001 Stock Option Plan covering 21,000 shares of M&T Common Stock, 9,352 of which are currently exercisable.
Item 6.  Indemnification of Directors and Officers.
     Sections 721 and 722 of the New York Business Corporation Law (“NYBCL”) provide for indemnification of directors and officers. Section 721 of the NYBCL provides that the statutory provisions under New York law are not exclusive of any other rights to which a director or officer seeking indemnification would be entitled.
     Section 722 of the NYBCL provides that a corporation may indemnify a director or officer of the corporation who is made a party, or threatened to be made a party, in a civil or criminal proceeding arising out of activities undertaken at the request of the corporation (including action on behalf of another corporation, partnership, joint venture, trust, employee benefit plan or other business enterprise) against judgments, fines, amounts paid in settlement and reasonable expenses, if the director or officer acted in good faith for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation, partnership, joint venture, trust, employee benefit plan or other business enterprise, not opposed to, the best interests of the corporation. To be indemnified with respect to criminal proceedings, the director or officer must also have had no reasonable cause to believe that his or her conduct was unlawful. In the case of a claim by or in the right of the corporation (including stockholder derivative suits), there is no indemnification under New York law for threatened actions or a pending action otherwise settled or disposed of, and no indemnification of expenses is permitted, if the director or officer is adjudged liable to the corporation unless and only to the extent a court determines that, despite such adjudication but in view of all the circumstances, such indemnification is nonetheless proper.
     The certificate of incorporation of M&T provides that M&T will indemnify to the maximum extent permissible under New York law its officers and directors for liability arising out of their actions in such capacity.
     M&T carries directors’ and officers’ liability insurance coverage that insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.
Item 7.  Exemption from Registration Claimed.
     Not applicable.
Item 8.  Exhibits.
     The exhibits to this Registration Statement are described in the Exhibit Index below.
Item 9.  Undertakings.
          (a) M&T hereby undertakes:
                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by M&T pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
                (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) M&T hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of M&T ‘s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of M&T pursuant to the foregoing provisions, or otherwise, M&T has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by M&T of expenses incurred or paid by a director, officer or controlling person of M&T in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, M&T will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, M&T certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Buffalo, New York on April 7, 2008.

M&T BANK CORPORATION
By:	*
Robert G. Wilmers, Chairman of the Board
and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 7, 2008.

Signature	Title

* Robert G. Wilmers	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

* René F. Jones	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Michael R. Spychala	Senior Vice President and Controller (Principal Accounting Officer)

*	Director
Brent D. Baird

*	Director
Robert J. Bennett

*	Director
C. Angela Bontempo

*	Director
Robert T. Brady

*	Director
Michael D. Buckley

*	Director
T. Jefferson Cunningham III

*	Director
Mark J. Czarnecki

*	Director
Colm E. Doherty

Signature	Title

*	Director
Richard E. Garman

*	Director
Daniel R. Hawbaker

*	Director
Patrick W.E. Hodgson

*	Director
Richard G. King

*	Director
Reginald B. Newman, II

*	Director
Jorge G. Pereira

*	Director
Michael P. Pinto

*	Director
Robert E. Sadler, Jr.

*	Director
Eugene J. Sheehy

*	Director
Stephen G. Sheetz

*	Director
Herbert L. Washington

* By:	/s/ Mark W. Youkman

Mark W. Youkman (Attorney-in-Fact) Pursuant to Power of Attorney filed herewith

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

4.1	M&T Bank Corporation 2008 Directors’ Stock Plan, filed herewith

5.1	Opinion of Mark W. Yonkman, Esq., filed herewith.

23.1	Consent of Mark W. Yonkman, Esq., included in the opinion filed as Exhibit 5.1 hereto.

23.2	Consent of PricewaterhouseCoopers LLP, filed herewith.

24.1	Power of attorney, filed herewith.